Exhibit 99.1

EMRISE
CORPORATION
NEWS
2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 • (408) 550-8340
www.emrise.com

CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	(949) 474-4300
(408) 573-2705	rene@allencaron.com
bfesta@emrise.com	len@allencaron.com

EMRISE APPOINTS PRESIDENT AND COO GRAHAM JEFFERIES

TO BOARD OF DIRECTORS

DURHAM, NC — February 7, 2011 — EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced the appointment of Graham Jefferies, the Company’s President and Chief Operating Officer, to its Board of Directors, effective March 1, 2011. The EMRISE Board recently voted to authorize the expansion of the Board from four to seven directors and Jefferies’ appointment fills the remaining vacancy created by that expansion.

Jefferies, 53, a resident of Cambridge, England, has worked in a number of key executive roles at EMRISE since joining the Company as Managing Director of Digitran UK Ltd in 1992.  Throughout his career at EMRISE Jefferies has demonstrated exceptional operational and leadership skills as he moved up the executive management ladder to positions of increasing responsibility ultimately becoming President and Chief Operating Officer of EMRISE in July 2009.

“Graham has been a tremendously valuable and accomplished executive throughout his tenure at EMRISE and for the last several years he has been a trusted advisor and key member of our senior management team,” said EMRISE Chairman and Chief Executive Officer Carmine T. Oliva. “He has taken leadership roles in developing our corporate strategies, reducing operating costs, realigning our business units, driving business and product development and spearheading our acquisition efforts.”

Jefferies managed the acquisition and integration of Advanced Control Components Inc. (ACC) in August 2008, and played a key role in managing the process of divesting EMRISE’s Digitran Switch division in March 2009, RO Associates Inc. subsidiary in March 2010, and ACC subsidiary in September 2010.  Jefferies has also been instrumental in EMRISE recently securing lines of credit in the UK and France and he manages the Company’s banking relationship with Lloyds in the UK.

“His expertise and experience in engineering, business development and operations will serve us well as we execute our strategy to profitably grow organically and through acquisitions and to enhance stockholder value,” Oliva added. “We look forward to drawing on Graham’s first-hand knowledge and business acumen as a valued member of our Board.”

In September 1996, he became Managing Director of XCEL Power Systems Ltd, part of the EMRISE Electronic Devices business segment.  He was appointed Executive Vice President and Chief Operating Officer of the Company’s Communications Equipment business in October 1999 and Executive Vice President and Chief Operating Officer of EMRISE in January 2005.

Under Jefferies leadership the network access focus of the Company’s Communications Equipment business was expanded to include network timing and synchronization technology and products through the acquisition of CXR Larus in 2004.  In addition, he led the development of products to specifically address the growing network timing and synchronization requirements of edge networks.

Jeffries has also been responsible for leading the expansion of the Company’s Electronic Devices business including managing the acquisitions of Abbott Electronics Ltd in 1996, Belix Wound Components Ltd, Belix Power Conversions Ltd and Belix Company Ltd. in April 2000, and Pascall Electronics, Ltd., in 2005.  Jefferies also spearheaded the diversification of the markets served by the Electronic Devices business from mostly military to such commercial markets as in-flight entertainment & connectivity (IFE&C), natural resources drilling, marine and industrial.

Prior to joining EMRISE, Jefferies was Sales and Marketing Director at Jasmin Electronics PLC from 1987 to 1992.  While at Jasmin, a major UK-based software and systems provider, he was responsible for leading the sales and marketing operations worldwide and his accomplishments included negotiating major infrastructure contracts with International Airports, British Airports Authority, National and International Rail Equipment Manufacturers and the UK Ministry of Defence.

From 1978 to 1987, Jefferies was with GEC Marconi (currently known as BAE Systems) in Leicester, England where he held a number of project management positions and his accomplishments included the successful delivery of international projects in Saudi Arabia, Czechoslovakia, the United States, Oman, Hong Kong and the United Kingdom providing complex control systems for airports, tunnels and radar systems.

Jefferies earned a Bachelor of Science degree in engineering from Leicester University in England.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and connectivity (IFE&C) systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France.  For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release including the Company’s ability to grow profitably and enhance stockholder value and its ability to drive expansion through organic growth and mergers and acquisitions, are forward looking statements within the meaning of the Private Securities Litigation Reform Act.  The actual future results of EMRISE could differ from those statements.  The Company refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

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